NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces First Quarter Results

Utica, N.Y., April 14, 2004 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for SBU Bank, announced today its financial results for the quarter ended March 31, 2004. Net income was $3.2 million, or $0.23 per diluted share for the first quarter compared with $3.6 million, or $0.26 per diluted share for the first quarter of 2003. The decline in net income period-to-period is primarily attributable to declining net interest margin, and increased costs related to the Company's ESOP as more fully discussed in the following paragraphs.

Net interest income for the three months ended March 31, 2004 totaled $11.0 million, a decrease of 9.7% from the $12.1 million for the same period in 2003. The net interest margin for the three months ended March 31, 2004 and 2003 was 3.73% and 4.15%, respectively. The reduction occurred as the Company's assets repriced downward in the low market interest rate environment at a level above that of the downward repricing of the Company's cost of funds. The Company's yield on earning assets declined 97 basis points period-to-period, while our cost of funds declined by only 61 basis points. Already low deposit rates and competitive pressures made it difficult for the Company to keep pace with the asset yield decline. If rates continue at the current low levels, additional margin compression may occur.

Non performing assets continued the positive downward trend of recent quarters, and totaled $3.9 million, or only 0.29% of total assets, compared with $12.1 million and 0.91% of assets at March 31, 2003.

Because of the substantial improvement in asset quality, no provision for loan losses was recorded in the first quarter of 2004, compared with a $425,000 provision for the same period of 2003.

Non-interest expenses were $8.8 million for the first quarter of 2004, and were consistent with the same period in 2003, despite $113,000 in merger expenses in 2004 related to the pending BSB Bancorp acquisition and a $256,000 increase in ESOP expense attributable to the increase in the Company's stock price during 2003.

John Zawadzki, President & CEO of Partners Trust, commented, "The reduction in net income was disappointing, but our desire to minimize the Company's future exposure to rising interest rates contributed to the current period's margin compression as we held investable funds in shorter maturity structures." He continued, "Furthermore, the significant improvement in asset quality, and ongoing operating expense control has positioned us nicely as we approach the BSB Bancorp acquisition toward the middle of this year."

Total assets of the Company were $1.32 billion at March 31, 2004, a $33.2 million, or 2.6% increase from the end of 2003. The increase is primarily attributed to a $28.6 million increase in deposits being invested primarily in overnight funds. The increase in deposits is primarily attributable to seasonal factors as well as funds being received in anticipation of the Company's previously announced second-step conversion that is taking place in conjunction with the BSB Bancorp acquisition.

Attached to this press release is summarized financial information for the quarter ended March 31, 2004.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for SBU Bank, which was founded in 1839. SBU Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its sixteen Central New York locations in Oneida, Onondaga and Herkimer counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking at its website www.sbu.com.

On December 24, 2003, Partners Trust announced it had adopted a plan of conversion and agreed to acquire BSB Bancorp, Inc., the holding company for BSB Bank and Trust Company. BSB Bank provides a broad range of deposit, loan, trust, and financial services through its 20 full-service banking offices in Broome, Onondaga, Tioga and Chenango Counties. The BSB acquisition will only occur if the conversion is completed. The conversion and acquisition are expected to be completed in mid-2004, and are subject to a number of conditions, including regulatory and stockholder approvals.

Investors and other interested parties can access the Company's security filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive Vice President & CFO 315-738-4993
	March 31, 2004	December 31, 2003
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$ 1,318,346	$ 1,285,115
Gross loans (1)	797,185	805,250
Allowance for loan losses	8,324	8,608
Securities	343,655	344,954
Goodwill	34,523	34,523
Other intangible assets, net	3,088	3,288
Deposits	824,676	796,078
Borrowings (2)	298,112	296,625
Shareholders' equity	179,877	175,335
Non-performing loans	3,201	4,242
Other real estate owned and repossessed assets	661	121
Trust department assets under management (3)	76,995	69,828

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
	(In thousands, except share data)
Selected Operating Data:
Interest income	$ 15,734	$ 18,510
Interest expense	4,777	6,372
Net interest income	10,957	12,138
Provision for loan losses	-	425
Net interest income after provision for loan losses	10,957	11,713
Net gain (loss) on sale of securities available-for-sale	-	-
Other non-interest income	2,635	2,411
Merger expenses	113	-
Other non-interest expense	8,665	8,684
Income before income tax expense	4,814	5,440
Income tax expense	1,622	1,866
Net income	$ 3,192	$ 3,574
Basic earnings per share	$ 0.23	$ 0.26
Diluted earnings per share	$ 0.23	$ 0.26
Basic weighted average shares outstanding	13,588,719	13,506,805
Diluted weighted average shares outstanding	13,931,211	13,636,850
Dividends paid per share	$ 0.12	$ 0.07

(1) Excludes loans held for sale.
(2) Includes mortgagors' escrow funds.
(3)	Not included in total assets.

	Three Months Ended March 31,
	2004(1)	2003(1)

Selected Financial and Other Data: (2)
Performance Ratios:
Return on average assets	1.00%	1.11%
Return on average equity	7.13%	8.70%
Interest rate information:
Yield on assets	5.36%	6.33%
Cost of funds	1.92%	2.53%
Net interest rate spread	3.44%	3.80%
Net interest margin (3)	3.73%	4.15%
Net charge-offs to average loans	0.14%	0.12%
Efficiency ratio (4)	65.08%	60.20%

	March 31, 2004	December 31, 2003

Asset Quality Ratios:
Non-performing loans to total loans	0.40%	0.53%
Non-performing assets to total assets	0.29%	0.34%
Allowance for loan losses to non-performing loans	260.04%	202.92%
Allowance for loan losses to total loans (5)	1.04%	1.07%

Equity ratios:
Book value per share	$ 13.01	$ 12.72
Book value per share,
including unallocated ESOP shares	12.65	12.35
Tangible book value per share	10.29	9.98
Tangible book value per share
including unallocated ESOP shares	$ 10.01	$ 9.69
Tier 1 leverage ratio	10.82%	10.84%

(1) Ratios have been annualized where appropriate.
(2) Averages are daily averages.
(3)	Net interest income divided by average earning assets.
(4)	Represents the ratio of non-interest expense divided by the sum of net interest income
	and non-interest income, excluding gains or losses on the sale of securities and loans.
(5) Total loans excludes loans held for sale.

	2004	2003
	First	Fourth	Third	Second

Selected Quarterly Financial Data

Interest income	$ 15,734	$ 16,240	$ 16,994	$ 17,445
Interest expense	4,777	5,017	5,367	5,826
Net interest income	10,957	11,223	11,627	11,619
Provision for loan losses	-	-	391	283
Net interest income after provision for loan losses	10,957	11,223	11,236	11,336
Net gain (loss) on sale of securities available-for-sale	-	-	-	-
Other non-interest income	2,635	2,737	3,241	2,748
Merger expenses	113	-	-	-
Other non-interest expense	8,665	8,770	8,853	8,594
Income before income tax expense	4,814	5,190	5,624	5,490
Income tax expense	1,622	1,943	2,009	1,880
Net income	$ 3,192	$ 3,247	$ 3,615	$ 3,610
Basic earnings per share	$ 0.23	$ 0.24	$ 0.27	$ 0.27
Diluted earnings per share	$ 0.23	$ 0.23	$ 0.26	$ 0.26
Basic weighted average shares outstanding	13,588,719	13,567,189	13,532,398	13,519,624
Diluted weighted average shares outstanding	13,931,211	13,853,994	13,789,794	13,718,119
Dividends paid per share	$ 0.12	$ 0.10	$ 0.10	$ 0.07
Net interest margin (1)	3.73%	3.82%	3.91%	3.89%
Return on average assets	1.00%	1.01%	1.11%	1.11%
Return on average equity	7.13%	7.35%	8.22%	8.48%
Efficiency ratio (2)	65.08%	63.19%	60.93%	60.33%

(1)	Net interest income divided by average earning assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans.